Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 33-76372, 333-64691, 333-103381, 333-137017 and 333-143976) of Monaco Coach Corporation of our report dated June 28, 2007 relating to the financial statement of Monaco Coach Corporation 401(k) Plan as of December 31, 2006, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

June 12, 2008